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                            EXHIBIT 99

                          PRESS RELEASE



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                         PRESS RELEASE
                         -------------

RELEASE DATE:                           CONTACT:
-------------                           --------
April 21, 1998
                                        CHARLES P. EVANOSKI
                                        SENIOR VICE PRESIDENT
                                        CHIEF FINANCIAL OFFICER
                                        (724) 758-5584

                      FOR IMMEDIATE RELEASE
                      ---------------------

         PENNFIRST BANCORP, INC. ANNOUNCES RECORD FIRST
            QUARTER EARNINGS AND 10% STOCK DIVIDEND

ELLWOOD CITY, PENNSYLVANIA, APRIL 21, 1998 - PennFirst Bancorp, Inc. (Nasdaq:
PWBC), the parent company of ESB Bank, F.S.B. and Troy Hill Federal Savings Bank, today announced record consolidated net income of $1.6 million or $0.29 per diluted share for the quarter ended March 31, 1998, which represented 35.4% and 7.4% increases in net income and net income per share, respectively, as compared to consolidated net income of $1.1 million or $0.27 per diluted share for the same period in the prior year. The Company's return on average assets and return on average equity were 0.67% and 9.02%, respectively, for the quarter ended March 31, 1998.

In connection with announcing record earnings, the Company reported that the Board of Directors declared a 10% common stock dividend. This stock dividend is payable May 29, 1998, to stockholders of record at the close of business on May 15, 1998.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, "The Board of Directors, senior management and I are quite pleased with the first quarter results and the Company's continued earnings growth. The 10% stock dividend is a reflection of the Company's favorable financial results and will reward stockholders by facilitating greater trading activity or float in our stock." Ms. Zuschlag further stated that, "the Company expects to maintain the current $0.09 per share regular quarterly cash dividend after the stock dividend, thereby increasing the cash payout to our stockholders by ten percent." The Company has paid regular quarterly cash dividends since going public in 1990.






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Press Release
Page 2 of 3
April 21, 1998

Contributing to the overall increase in consolidated net income between the first quarter of 1998 and 1997, were increases in net interest income and noninterest income as well as a decrease in the provision for loan losses, partially offset by increases in noninterest expenses and income taxes. Net interest income and noninterest income increased $774,000 and $145,000, respectively, while the provision for loan losses decreased by $200,000 for the quarter ended March 31, 1998, compared to the same period in the prior year. These favorable variances resulted from increases in interest earning assets and fees earned and an improvement in the credit quality of the Company's loan portfolios. The net increase in operating results was partially offset by increases of $620,000 and $94,000 in noninterest expense and the provision for income taxes, respectively.

As a result of security purchases and loan portfolio growth funded by deposit growth and borrowings, the Company's consolidated total assets increased $34.8 million or 3.8% to $945.6 million at March 31, 1998, from $910.8 million at December 31, 1997. Securities increased $34.3 million or 6.6% to $552.4 million at March 31, 1998, from $518.0 million at December 31, 1997. Net loans receivable increased $9.5 million or 2.8% to $346.3 million at March 31, 1998, from $336.8 million at December 31, 1997. Total deposits increased $2.0 million to $401.6 million at March 31, 1998, from $399.6 million at December 31, 1997, and borrowed funds increased $31.2 million or 7.6% to $ 442.2 million at March 31, 1998, from $411.0 million at December 31, 1997.

Total stockholders' equity was $68.0 million or 7.2% of total assets, and stockholders' equity per share was $13.02 at March 31, 1998.

PennFirst Bancorp, Inc. is the parent holding company of ESB Bank, F.S.B. and Troy Hill Federal Savings Bank and offers a wide variety of financial products and services through eleven offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The Nasdaq Stock Market under the symbol "PWBC".



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Press Release
Page 3 of 3
April 21, 1998

            PENNFIRST BANCORP. INC. AND SUBSIDIARIES
           ------------------------------------------
                      Financial Highlights
       (Dollars in Thousands - Except Per Share Amounts)


OPERATIONS DATA:
----------------

                                                       Three Months
                                                       Ended March 31,
                                                      1998          1997
                                                      ----          ----
     Interest income                              $  15,752      $ 11,951
     Interest expense                                11,362         8,335
     Net interest income                              4,390         3,616
     Provision for loan losses                            -           200
     Net interest income after provision
       for loan losses                                4,390         3,416
     Noninterest income                                 318           173
     Noninterest expense                              2,653         2,033
     Net income before provision
       for income taxes                               2,055         1,556
     Provision for income taxes                         505           411

     Net income                                     $ 1,550       $ 1,145

     Net income per share:
          Basic                                       $0.31         $0.27
          Diluted                                     $0.29         $0.27

     Annualized return on average assets               0.67%        0.65%
     Annualized return on average equity               9.02%        8.92%

FINANCIAL CONDITION DATA:
-------------------------

                                                               As of:
                                                        03/31/98  12/31/97
                                                        --------  --------
     Total assets                                       $945,550  $910,770
     Cash and equivalents                                  9,416    18,947
     Securities available for sale                       464,322   426,662
     Securities held to maturity                          88,042    91,359
     Loans receivable, net                               346,283   336,757
     Customer deposits                                   401,587   399,568
     Borrowed funds (includes subordinated debt)         466,179   435,170
     Stockholders' equity                                 68,047    68,509
     Book value per share                                 $13.02    $13.00

     Average equity to average assets                      7.44%     7.92%
     Allowance for loan losses to loans receivable         1.32%     1.36%
     Nonperforming assets to total assets                  0.44%     0.45%

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